UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934


                          Piper Jaffray Companies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $1.00 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   724-081-104
     -----------------------------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent of less of such class.) (See rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  724-081-104               13G                      PAGE 2 OF 11 PAGES
           -----------

     1     NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Carl Marks Management Company, L.P.

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
     3     SEC USE ONLY


     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware


           NUMBER OF       5    SOLE VOTING POWER
                                501,800 shares
            SHARES

          BENEFICIALLY     6    SHARED VOTING POWER

           OWNED BY

             EACH          7    SOLE DISPOSITIVE POWER
                                501,800 shares
           REPORTING

          PERSON WITH      8    SHARED DISPOSITIVE POWER



    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           501,800 shares

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*


    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           2.7%

    12     TYPE OF REPORTING PERSON*

           IA, PN

CUSIP NO.  724-081-104               13G                      PAGE 3 OF 11 PAGES
           -----------

     1     NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Andrew M. Boas

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
     3     SEC USE ONLY


     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America


           NUMBER OF       5    SOLE VOTING POWER

            SHARES

          BENEFICIALLY     6    SHARED VOTING POWER
                                532,800 shares
           OWNED BY

             EACH          7    SOLE DISPOSITIVE POWER

           REPORTING

          PERSON WITH      8    SHARED DISPOSITIVE POWER
                                532,800 shares


    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           532,800 shares

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*


    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           2.8%

    12     TYPE OF REPORTING PERSON*

           HC, IN

CUSIP NO.  724-081-104               13G                      PAGE 4 OF 11 PAGES
           -----------

     1     NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Robert C. Ruocco

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
     3     SEC USE ONLY


     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America


           NUMBER OF       5    SOLE VOTING POWER

            SHARES

          BENEFICIALLY     6    SHARED VOTING POWER
                                532,800 shares
           OWNED BY

             EACH          7    SOLE DISPOSITIVE POWER

           REPORTING

          PERSON WITH      8    SHARED DISPOSITIVE POWER
                                532,800 shares


    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           532,800 shares

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*


    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           2.8%

    12     TYPE OF REPORTING PERSON*

           HC, IN

ITEM 1

         (A)      NAME OF ISSUER

                  Piper Jaffray Companies, Inc.

         (B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  222 South Ninth St.
                  Minneapolis, Minnesota 55402-3804


ITEM 2

         (A)      NAME OF PERSON FILING

                  This Schedule is being jointly filed by Carl Marks Management Company, L.P., a registered investment adviser ("CMMC"), and the two individual general partners of CMMC, Messrs. Andrew M. Boas ("Boas") and Robert C. Ruocco ("Ruocco").

         (B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  135 E. 57th Street
                  New York, New York 10022

         (C)      CITIZENSHIP

                  (i)  CMMC -- A Delaware limited partnership
                  (ii) Messrs. Boas and Ruocco -- United States of America
                       Citizens

         (D)      TITLE OF CLASS OF SECURITIES

                  Common Stock, par value $1.00 per share


         (E)      CUSIP NUMBER

                  724-081-104


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  (a)  [ ]   Broker or Dealer registered under Section 15 of the
                             Act

                  (b)  [ ]   Bank as defined in section 3(a)(6) of the Act

                  (c)  [ ]   Insurance Company as defined in section 3(a)(19)
                             of the Act

                  (d)  [ ]   Investment Company registered under section 8 of
                             the Investment Company Act

                  (e)  [X]   Investment Adviser registered under section 203 of
                             the Investment Advisers Act of 1940 (CMMC)

                  (f)  [ ]   Employee Benefit Plan, Pension Fund which is
                             subject to the provisions of the Employee
                             Retirement Income Security Act of 1974 or Endowment
                             Fund; see ss. 240.13d-1(b)(1)(ii)(F)

                  (g)  [X]   Parent Holding Company, in accordance with ss.
                             240.13d-1(b)(ii)(G) (Note: See Item 7) (Boas and
                             Ruocco)

                  (h)  [ ]   Group, in accordance with ss.
                             240.13d-1(b)(1)(ii)(H)

ITEM 4            OWNERSHIP

                  CMMC
                  ----

                  (a)      Amount Beneficially Owned =                                   501,800 shares
                  (b)      Percent of Class =                                            2.7%
                  (c)      Number of shares as to which such person has:
                                  (i)  sole power to vote or to direct the vote:         501,800 shares
                                 (ii)  shared power to vote or to direct the vote:       None
                                (iii)  sole power to dispose or to direct the
                                       disposition of:                                   501,800 shares
                                 (iv)  shared power to depose or to direct
                                       disposition of:                                   None

                  Boas
                  ----

                  (a)      Amount Beneficially Owned =                                   532,800 shares
                  (b)      Percent of Class =                                            2.8%
                  (c)      Number of shares as to which such person has:
                                  (i)  sole power to vote or to direct the vote:         None
                                 (ii)  shared power to vote or to direct the vote:       532,800 shares
                                (iii)  sole power to dispose or to direct the
                                       disposition of:                                   None
                                 (iv)  shared power to dispose or to direct
                                       disposition of:                                   532,800 shares

                  Ruocco
                  ------

                  (a)      Amount Beneficially Owned =                                   532,800 shares
                  (b)      Percent of Class =                                            2.8%
                  (c)      Number of shares as to which such person has:
                                  (i)  sole power to vote or to direct the vote:         None
                                 (ii)  shared power to vote or to direct the vote:       532,800 shares
                                (iii)  sole power to dispose or to direct the
                                       disposition of:                                   None
                                 (iv)  shared power to dispose or to direct
                                       disposition of:                                   532,800 shares



ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [X]


ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON


                               Page 6 of 11 Pages

                  Various funds, partnerships and accounts directly or indirectly managed by one or more of the reporting persons have the right to receive the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock reported herein. No such party beneficially owns more than 5% of the class.


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Messrs. Boas and Ruocco are filing this Schedule as individuals each eligible to be treated as a "parent holding company" under Rule 13d-1(b)(ii)(G). See Exhibit 99.2 to this Schedule for a list of their respective subsidiaries.


ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable


ITEM 9            NOTICE OF DISSOLUTION OF GROUP

                  Not applicable


ITEM 10           CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                               Page 7 of 11 Pages

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: February 5, 1998

                                             CMMC



                                             By: /s/ Robert C. Ruocco
                                                 -------------------------------
                                                 Title:  General Partner


                                                 /s/ Andrew M. Boas
                                                 -------------------------------
                                                 ANDREW M. BOAS


                                                 /s/ Robert C. Ruocco
                                                 -------------------------------
                                                 ROBERT C. RUOCCO


                               Page 8 of 11 Pages